SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 22, 2004 (Date of earliest event report)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

Federal Way, Washington 98063-9777 (Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code:
(253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

     Item 8.01. Other Events

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549

ITEM 8.01. OTHER EVENTS

On November 22, 2004, Weyerhaeuser Company issued a press release stating the following:

Weyerhaeuser Company Announces Results of Debt Tender Offer

FEDERAL WAY, Wash. – Weyerhaeuser Company (NYSE:WY) announced today the results of its previously announced tender offer for four series of Notes. The offers commenced on Oct. 22, 2004, and expired at 12:00 Midnight New York City time, on Nov. 19, 2004. At settlement (scheduled for today), the Company will pay approximately $754 million in total (including interest) for all Notes purchased. The Company expects to record a pre-tax charge to earnings of approximately $55 million in connection with the offer.

Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2003, sales were $19.9 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.

The following table provides the aggregate principal amount tendered and accepted for each series:

		Aggregate Principal
		Amount Tendered and
Title of Securities	CUSIP Number	Accepted	Prorate Percentage
6.125% Notes due March 15,	962166BM5 /
2007	962166BD5	$400,140,000	55.917%
5.950% Notes due November 1, 2008	962166BA1	$225,127,000	46.690%
5.250% due December 15, 2009	962166BS2	$75,046,000	33.150%

Because Weyerhaeuser’s Maximum Tender Amount of $700 million was exceeded by tenders of the three series of Notes referenced above on or prior to the Early Tender Date, the Company will not purchase any 6.000% Notes due August 1, 2006 and its tender offer for such Notes has been cancelled in accordance with the terms of the Company’s Offer to Purchase.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

	By	/s/ Steven J. Hillyard

Its: Vice President and Chief Accounting Officer
Date: November 22, 2004